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                                                                   EXHIBIT 11.1
                      Computation of Per Share Earnings (Loss)

The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128") for the fiscal year ended June 30, 1998. This statement replaces the previously-reported primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is very similar to the previously-reported primary earnings per share in that it includes the effect of the additional common shares which would have been outstanding if dilutive stock options had been exercised. Pursuant to the requirements of Staff Accounting Bulletin ("SAB") No. 98 of the Securities and Exchange Commission, issued in February 1998, common equivalent shares which have an anti-dilutive effect on net earnings (loss) per share are no longer included in computing net earnings (loss) per share for the periods presented.

The following table summarizes the calculation of basic and diluted earnings
(loss) per share:

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

                                        Three Months Ended           Nine Months Ended,
                                             March 31,                   March 31,
                                     -----------------------      ----------------------
                                        1999         1998            1999        1998
                                     ----------   ----------      ----------  ----------
Numerator:
  Basic and diluted earnings
  per share -- net income (loss)       101,915     (158,855)        (48,021)   (433,205)

Denominator:
  Basic earnings per share --
  weighted average number of
  common shares outstanding
  during the year                    2,907,759    1,984,962       2,466,095   1,953,833

Incremental common shares
  attributable to assumed
  exercise of outstanding
  stock options                        106,074           --         106,074          --

Denominator for diluted earnings
  per share                          3,013,833    1,984,962       2,572,169   1,953,833

Basic earnings (loss) per share            .03         (.08)           (.02)       (.22)

Diluted earnings (loss) per share          .03         (.08)           (.02)       (.22)

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